CUSIP No. 89612A100                  13G                     Page 1 of 25 Pages




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No. ___________)1



                                  Tricom, S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      American Depositary Shares ("ADSs"),
               each representing one class A share of common stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89612A100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 25, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]    Rule 13d-1(b)
   [X]    Rule 13d-1(c)
   [ ]    Rule 13d-1(d)

         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 89612A100                  13G                     Page 2 of 25 Pages

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                     (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 3 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                     (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))


   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 4 of 25 Pages



   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                     (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 5 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                    (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 6 of 25 Pages

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                     (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 7 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 8 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                     (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                     Page 9 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 89612A100                  13G                    Page 10 of 25 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Orient Star Holdings LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                      (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                              5    SOLE VOTING POWER
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                1,175,000 ADSs (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH           8    SHARED DISPOSITIVE POWER
                                   1,175,000 ADSs (see Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,175,000 ADSs (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES [ ]*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*
         HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)     Name of Issuer:

             Tricom, S.A. ("Tricom")

     (b)     Address of Issuer's Principal Executive Offices:

             Avenida Lope de Vega No. 95
             Santo Domingo, Dominican Republic

Item 2.

     (a)     Name of Persons Filing:

             This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

             (1)

             Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") are beneficiaries of a Mexican trust, which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

             (2)

             Inmobiliaria, a sociedad anonima de capital variable organized under the laws of the United Mexican States, is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

             (3)

             Orient Star, a Delaware limited liability company, is a holding company with portfolio investments in various companies.


     (b)     Address of Principal Business Office:

             (i) The principal business address for each member of the Slim Family is:

             Paseo de las Palmas 736
             Colonia Lomas de Chapultepec, 11000
             Mexico, D.F., Mexico

             (ii) Inmobiliaria's principal business address is:

             Insurgentes Sur #3500, PB-4
             Pena Pobre, 14060
             Mexico, D.F., Mexico

             (iii) Orient Star's principal business address is:

             1000 Louisiana Street
             Suite 565
             Houston, TX  77002

     (c)     Citizenship:

             Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)     Title of Class of Securities:

             American depositary shares ("ADSs"), each representing one class A share of common stock of Tricom, par value RD$10 per share

     (e)     CUSIP Number:

             89612A100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

     (a)   [ ]   Broker or dealer registered under Section 15 of the Act;

     (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act;

     (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the Act;

     (d)   [ ]   Investment company registered under Section 8 of the
                 Investment Company Act;

     (e)   [ ]   Investment adviser  in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)   [ ]   Employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

     (g)   [ ]   Parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

     (h)   [ ]   Savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

     (i)   [ ]   Church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act; or

     (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

     (a)     Amount Beneficially Owned:

             As of the date of this filing, (i) Orient Star directly owns 1,175,000 ADSs, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the ADSs owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the ADSs deemed beneficially owned indirectly by Inmobiliaria and directly owned by Orient Star.

    (b)      Percent of Class:

             The ADSs beneficially owned by the Reporting Persons constitute approximately 12.1 % of the issued and outstanding class A shares (based on the number of class A shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

     (c)     Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote:
               (ii)  Shared power to vote or to direct the vote:
                     1,175,000 ADSs
              (iii)  Sole power to dispose or to direct the disposition of:
               (iv)  Shared power to dispose or direct the disposition of:
                     1,175,000 ADSs

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         ----------------------------            By: /s/ EDUARDO VALDES ACRA
                                                     ------------------------
         Carlos Slim Domit                           Eduardo Valdes Acra
                                                     Attorney-in-Fact
         ----------------------------                November 3, 2000

         Marco Antonio Slim Domit

         ----------------------------

         Patrick Slim Domit

         ----------------------------

         Maria Soumaya Slim Domit

         ----------------------------

         Vanessa Paola Slim Domit

         ----------------------------

         Johanna Monique Slim Domit

         ----------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         ----------------------------
         By:  Alejandro Escoto
         Title:  Attorney-in-Fact


         ORIENT STAR HOLDINGS LLC


         ----------------------------
         By: James M. Nakfoor
         Title: Manager

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ CARLOS SLIM HELU
October 31, 2000               --------------------------
                               By: Carlos Slim Helu

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ CARLOS SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Carlos Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ MARCO ANTONIO SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ PATRICK SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Patrick Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ MARIA SOUMAYA SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ VANESSA PAOLA SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G relating to my ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                               /s/ JOHANNA MONIQUE SLIM DOMIT
October 31, 2000               -------------------------------
                               By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY


                  Inmobiliaria Carso, S.A. de C.V., a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                               INMOBILIARIA CARSO, S.A. de C.V.

                               /s/ ALEJANDRO ESCOTO
                               -------------------------------
                               By: Alejandro Escoto
October 31, 2000               Title: Attorney-in-Fact

                                POWER OF ATTORNEY


                  Orient Star Holdings LLC, a holder of American depositary shares, each representing one class A share of common stock, par value RD$10 per share (the "Securities"), of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, which Securities are registered pursuant to
Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of the Securities and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                               ORIENT STAR HOLDINGS LLC

                               /s/ JAMES M. NAKFOOR
                               -------------------------------
                               By: James M. Nakfoor
October 31, 2000               Title: Manager

                             JOINT FILING AGREEMENT


         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 1st day of November 2000, by and among Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Tricom, S.A., a corporation organized under the laws of the Dominican Republic, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         Carlos Slim Helu

         -------------------------------
                                                    By: /s/ EDUARDO VALDES ACRA
         Carlos Slim Domit                              -----------------------
                                                        Eduardo Valdes Acra
         -------------------------------                Attorney-in-Fact
                                                        November 1, 2000
         Marco Antonio Slim Domit

         -------------------------------

         Patrick Slim Domit

         -------------------------------

         Maria Soumaya Slim Domit

         -------------------------------

         Vanessa Paola Slim Domit

         -------------------------------

         Johanna Monique Slim Domit

         -------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         -------------------------------
         By: Alejandro Escoto
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         -------------------------------
         By: James M. Nakfoor
         Title: Manager